Exhibit 99.1

MasterCraft Boat Holdings, Inc. Reports Record Earnings for

Fiscal 2021 Second Quarter

VONORE, Tenn. – February 10, 2021 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2021 second quarter ended January 3, 2021.

Highlights:

•	Most profitable second quarter in the Company’s history
•	Net sales increased to $118.7 million, up 19 percent from $99.6 million in the prior-year period
•	Gross margin expanded by 340 basis points to 24.7%
•	Net income was $12.5 million or $0.66 per diluted share, a 78 percent increase from $0.37 in the prior-year period
•	Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.75, a 74 percent increase from $0.43 in the prior-year period
•	Adjusted EBITDA, a non-GAAP measure, grew 57 percent to $21.3 million from $13.6 million in the prior-year period
•	Adjusted EBITDA margin expanded by 430 basis points to 17.9%
•	Guidance for full-year fiscal 2021 raised on strength of retail demand and wholesale production ramp up

Fred Brightbill, Chief Executive Officer and Chairman, commented, “MasterCraft once again delivered financial and operational performance that exceeded expectations, highlighted by our second consecutive quarter of record profits. This performance was a direct result of our team members’ consistent execution on our key strategic priorities and the strength of our brands. In what has continued to be a challenging and dynamic operating environment, we have been able to scale and accelerate production while efficiently managing our supply chain to deliver for our dealers and consumers.”

Brightbill continued, “Execution of our consumer-centric strategy remains our top focus as we look to drive sustainable, accelerated growth. Strong retail demand across all our brands continued in our fiscal second quarter, resulting in a record wholesale backlog that has provided us with tremendous confidence in our outlook and ability to create shareholder value.”

Second Quarter Results

Net Sales for the second quarter were $118.7 million, an increase of $19.0 million or 19.1 percent, compared to $99.6 million for the prior-year period. The increase was primarily due to higher sales volumes at each of our segments, a favorable mix of higher-priced and higher-contented models and lower dealer incentives.

Gross profit increased $8.1 million, or 38.5 percent, to $29.3 million compared to $21.1 million for the prior-year period, principally driven by a favorable mix of higher-priced and higher-

contented models, higher sales volumes, and lower dealer incentives. This favorability was partially offset by higher compensation costs and costs associated with the transition of Aviara to our Merritt Island facility.

Gross margin was 24.7 percent for the second quarter, an increase of 340 basis points compared to the prior-year period. The increase was primarily attributable to favorable overhead absorption driven by higher sales volume, higher prices, lower dealer incentives and materials cost containment, partially offset by higher labor costs.

Operating expenses were $12.3 million for the second quarter, an increase of $1.5 million or 14.1 percent, compared to the prior-year period primarily driven by higher general and administrative expenses, resulting from higher incentive compensation costs and additional investment related to product development. This increase was partially offset by lower selling and marketing costs, primarily due to the timing of anticipated expense, which has been delayed by the COVID-19 pandemic until later in the fiscal year.

Net income for the second quarter increased to $12.5 million, or $0.66 per share, compared to $6.9 million, or $0.37 per share, for the prior-year period. Adjusted Net Income increased to $14.3 million, or $0.75 per diluted share, compared to $8.2 million, or $0.43 per diluted share, in the prior-year period.

Adjusted EBITDA was $21.3 million for the second quarter, compared to $13.6 million in the prior-year period. Adjusted EBITDA margin was 17.9 percent, up from 13.6 percent in the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “Due to a continuation of strong retail demand trends, historically low dealer inventory, the strength of our order book across our brands, and the increasing production rates we delivered in each segment over the course of the quarter, we are raising our guidance for fiscal 2021. Importantly, our guidance assumes that we are able to operate all of our facilities throughout the year without any COVID-19 related disruptions.”

The Company’s outlook is as follows:

•

For full year fiscal 2021, consolidated net sales is expected to grow in the mid to high 30 percent range year-over-year, with Adjusted EBITDA margins in the low 15 percent range, and Adjusted Earnings per share growth approaching 100 percent year-over-year.

•

For the fiscal third quarter, consolidated net sales is expected to be up in the mid-30 percent range year-over-year, with Adjusted EBITDA margins approaching 15 percent, and Adjusted Earnings per share growth approaching 60 percent.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal second quarter 2021 results today, February 10, 2021, at 8:30 a.m. EST. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 7342619. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.MasterCraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 7342619. The audio replay will be available beginning at 11:30 a.m. EST on Wednesday, February 10, 2021, through 11:30 a.m. EST on Wednesday, February 24, 2021.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.NauticStarBoats.com, www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; our intention to drive value and accelerate growth; and the potential impact of COVID-19 on our operating results and liquidity.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of the coronavirus (COVID-19) pandemic on the Company, general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2020, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Six Months Ended January 3, 2021

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 3,	December 29,	January 3,	December 29,
	2021	2019	2021	2019

Net sales	$118,677	$99,628	$222,422	$209,417
Cost of sales	89,404	78,486	166,919	162,742
Gross profit	29,273	21,142	55,503	46,675
Operating expenses:
Selling and marketing	2,989	4,343	5,896	8,407
General and administrative	8,352	5,477	17,284	13,262
Amortization of other intangible assets	987	987	1,974	1,974
Total operating expenses	12,328	10,807	25,154	23,643
Operating income	16,945	10,335	30,349	23,032
Other expense:
Interest expense	870	1,237	1,889	2,581
Income before income tax expense	16,075	9,098	28,460	20,451
Income tax expense	3,574	2,219	6,392	4,949
Net income	$12,501	$6,879	$22,068	$15,502

Earnings per share:
Basic	$0.66	$0.37	$1.17	$0.83
Diluted	$0.66	$0.37	$1.17	$0.83
Weighted average shares used for computation of:
Basic earnings per share	18,807,316	18,730,688	18,790,826	18,727,267
Diluted earnings per share	18,928,408	18,770,783	18,897,617	18,770,770

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	January 3,	June 30,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,074	$16,319
Accounts receivable, net of allowances of $164 and $247, respectively	7,403	6,145
Income tax receivable	4,828	4,924
Inventories, net	34,570	25,636
Prepaid expenses and other current assets	3,696	3,719
Total current assets	62,571	56,743
Property, plant and equipment, net	55,976	40,481
Goodwill	29,593	29,593
Other intangible assets, net	61,874	63,849
Deferred income taxes	15,782	16,080
Deferred debt issuance costs, net	359	425
Other long-term assets	888	752
Total assets	$227,043	$207,923
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,393	$10,510
Accrued expenses and other current liabilities	41,590	35,985
Current portion of long-term debt, net of unamortized debt issuance costs	9,739	8,932
Total current liabilities	65,722	55,427
Long-term debt, net of unamortized debt issuance costs	84,399	99,666
Operating lease liabilities	373	277
Unrecognized tax positions	4,548	3,683
Total liabilities	155,042	159,053
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,949,295 shares at January 3, 2021 and 18,871,637 shares at June 30, 2020	189	189
Additional paid-in capital	117,245	116,182
Accumulated deficit	(45,433)	(67,501)
Total stockholders' equity	72,001	48,870
Total liabilities and stockholders' equity	$227,043	$207,923

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Six Months Ended
	January 3,	December 29,		January 3,	December 29,
	2021	2019	Change	2021	2019	Change
	(Dollars in thousands)			(Dollars in thousands)
Unit sales volume:
MasterCraft	784	716	9.5%	1,431	1,457	(1.8%)
NauticStar	355	337	5.3%	646	733	(11.9%)
Crest	575	420	36.9%	1,012	946	7.0%
Consolidated	1,714	1,473	16.4%	3,089	3,136	(1.5%)
Net Sales:
MasterCraft	$82,759	$67,757	22.1%	$156,123	$140,670	11.0%
NauticStar	14,949	15,576	(4.0)%	27,291	33,571	(18.7%)
Crest	20,969	16,295	28.7%	39,008	35,176	10.9%
Consolidated	$118,677	$99,628	19.1%	$222,422	$209,417	6.2%
Net sales per unit:
MasterCraft	$106	$95	11.6%	$109	$97	12.4%
NauticStar	42	46	(8.7)%	42	46	(8.7%)
Crest	36	39	(7.7)%	39	37	5.4%
Consolidated	69	68	1.5%	72	67	7.5%
Gross margin	24.7%	21.2%	340 bps	25.0%	22.3%	270 bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include Aviara transition costs, Aviara (new brand) startup costs, and non-cash share-based compensation. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and adjusted for the impact to income tax expense related to non-GAAP adjustments. For the periods presented herein, these adjustments include Aviara transition costs, Aviara (new brand) startup costs, and certain non-cash items including other intangible asset amortization and share-based compensation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and adjusts for the impact to income tax expense (benefit) related to non-GAAP adjustments. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income, Adjusted Net Income per share, and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated:

	Three Months Ended		Six Months Ended
	January 3,	December 29,	January 3,	December 29,
	2021	2019	2021	2019
	(Dollars in thousands)		(Dollars in thousands)
Net income	$12,501	$6,879	$22,068	$15,502
Income tax expense	3,574	2,219	6,392	4,949
Interest expense	870	1,237	1,889	2,581
Depreciation and amortization	2,861	2,683	5,599	5,053
EBITDA	19,806	13,018	35,948	28,085
Share-based compensation	643	32	1,283	544
Aviara start-up costs(a)	—	507	—	815
Aviara transition costs(b)	847	—	1,025	—
Adjusted EBITDA	$21,296	$13,557	$38,256	$29,444
Adjusted EBITDA margin	17.9%	13.6%	17.2%	14.1%

(a)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, after the Aviara transition of production to the new Merritt Island facility in Florida. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models.

(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida. Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).  We expect to incur such costs until Aviara production is fully transitioned, which we expect will be completed during fiscal 2021.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended		Six Months Ended
	January 3,	December 29,	January 3,	December 29,
	2021	2019	2021	2019
	(Dollars in thousands)		(Dollars in thousands)
Net income	$12,501	$6,879	$22,068	$15,502
Income tax expense	3,574	2,219	6,392	4,949
Amortization of acquisition intangibles	960	961	1,921	1,921
Aviara start-up costs(a)	—	507	—	815
Aviara transition costs(b)	847	—	1,025	—
Share-based compensation	643	32	1,283	544
Adjusted Net Income before income taxes	18,525	10,598	32,689	23,731
Adjusted income tax expense(c)	4,261	2,438	7,518	5,458
Adjusted Net Income	$14,264	$8,160	$25,171	$18,273

Adjusted net income per common share
Basic	$0.76	$0.44	$1.34	$0.98
Diluted	$0.75	$0.43	$1.33	$0.97
Weighted average shares used for the computation of:
Basic Adjusted net income per share	18,807,316	18,730,688	18,790,826	18,727,267
Diluted Adjusted net income per share	18,928,408	18,770,783	18,897,617	18,770,770

(a)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, after the Aviara transition of production to the new Merritt Island facility in Florida. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models.
(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida. Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).  We expect to incur such costs until Aviara production is fully transitioned, which we expect will be completed during fiscal 2021.

(c)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.

The following table presents the reconciliation of net income per diluted share to Adjusted net income per diluted share for the periods presented:

	Three Months Ended		Six Months Ended
	January 3,	December 29,	January 3,	December 29,
	2021	2019	2021	2019
Net income per diluted share	$0.66	$0.37	$1.17	$0.83
Impact of adjustments:
Income tax expense	0.19	0.12	0.34	0.26
Amortization of acquisition intangibles	0.05	0.05	0.10	0.10
Aviara startup costs(a)	—	0.02	—	0.04
Aviara transition costs(b)	0.04	—	0.05	—
Share-based compensation	0.03	—	0.07	0.03
Adjusted Net income per diluted share before income taxes	0.97	0.56	1.73	1.26
Impact of adjusted income tax expense on net income per diluted share before income taxes(c)	(0.22)	(0.13)	(0.40)	(0.29)
Adjusted Net Income per diluted share	$0.75	$0.43	$1.33	$0.97

(a)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, after the Aviara transition of production to the new Merritt Island facility in Florida. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models.

(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida. Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).  We expect to incur such costs until Aviara production is fully transitioned, which we expect will be completed during fiscal 2021.

(c)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.

Change in Non-GAAP Financial Measure

Prior to fiscal year-end 2020, the Company’s calculation of a diluted per share amount of Adjusted Net Income included an adjustment to fully dilute this non-GAAP measure for all outstanding share-based compensation grants. This additional dilution was incorporated by adjusting the GAAP measure, Weighted Average Shares Used for the Computation of Basic earnings per share, as presented on the Consolidated Statements of Operations, to include a dilutive effect for all outstanding RSAs, PSUs, and stock options. Beginning with the fiscal year-end 2020 presentation and for all subsequent periods, the Company will no longer include this additional dilution impact in its calculation of Adjusted Net Income per diluted share. The Company has instead utilized the Weighted Average Shares Used for the Computation of Basic and Diluted earnings per share as presented on the Consolidated

Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The Company believes that, because its outstanding share-based compensation grants no longer result in a material amount of dilution of its earnings as was the case nearer to the date of our IPO, the adjustment methodology previously used no longer provides meaningful information to management or other users of its financial statements. This change resulted in an increase of $0.01 in the six months ended December 29, 2019 in the amount of Adjusted Net Income per diluted share from what was previously reported.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

# # #